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                                                                     Exhibit 4.6



                         November __, 2000



B III Capital Partners, L.P.
B III-A Capital Partners, L.P.
State Street Bank & Trust, as Custodian for General Motors
    Employees Global Group Pension Trust
c/o DDJ Capital Management, LLC
141 Linden Street, Suite 4
Wellesley, MA  02482-7910

Ladies and Gentlemen:

          Reference is made to the Note Purchase Agreement by and among Ampex Data Systems Corporation ("Ampex Data"), Ampex Corporation (the "Company"), B III Capital Partners, L.P. ("B III"), B III-A Capital Partners, L.P. ("B III-A"), State Street Bank & Trust, as Custodian for General Motors Employees Global Group Pension Trust ("GM"), and DDJ Capital Management, LLC, as agent for the holders from time to time of the Senior Discount Notes referred to therein, dated as of November 6, 2000, pursuant to which each of B III, B III-A and GM (each, a "Fund", and collectively, the "Funds") agreed to purchase Senior Discount Notes due May 31, 2001 issued by Ampex Data and guaranteed by the Company. In consideration of, and as a condition to, such purchase, the Company agrees to grant to each Fund, individually, the management rights ("Management Rights") described below, subject to appropriate confidentiality arrangements to be entered into prior to the exercise of the Management Rights granted hereunder and in compliance with all relevant securities laws:

          a) the right to discuss the business operations, properties and financial and other condition of the Company with the Company's management;

          b) the right to make suggestions to the Company's management from time-to-time and the Company's management will discuss such proposals or suggestions with the Fund or Funds making the suggestion within a reasonable period after such submission; and

          c) the right to tour the Company's business premises and other properties, to receive financial statements, operating reports, budgets or other financial reports of the Company, and to reasonably request information at reasonable times and intervals concerning the general status of the Company's financial condition and operations.
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B III Capital Partners, L.P.
B III-A Capital Partners, L.P.
State Street Bank & Trust, as Custodian for General Motors
    Employees Global Group Pension Trust
Page Two

  Nothing herein shall require the Company to provide material non-public information to any Fund unless appropriate confidentiality arrangements satisfactory to the Company have been made. The Company's obligations under this letter shall cease with respect to a particular Fund: (i) at such time as such Fund no longer hold any securities of Ampex Data or the Company or (ii) upon the sale of the Company to, or merger of the Company with, another company whose securities are publicly traded. The Management Rights shall not be transferable or assignable.


                         Very truly yours,

                         AMPEX DATA SYSTEMS CORPORATION


                         By:______________________
                         Name:
                         Title: